EXHIBIT 3.2

to the Company's S-8 filing, December 19, 2001


                        BALTIA AIR LINES. INC.
                                BYLAWS

                              ARTICLE I
                    DEFINITION AND ROLE OF BYLAWS

Baltia's Bylaws are laws established by the Shareholders to govern the Corporation. including: (i) the Corporation's purpose, philosophy and status, (ii) origin and delegation of authority iv,
(iii) Company structure and (iv) Company policies and procedures. Except where directed otherwise by court, the Directors of the Board and the President are charged by the Stockholders to follow and uphold the Bylaws. All persons in the employ of or representing the Corporation must comply with the letter and intent of the Bylaws. All Company actions and documents must be in accordance with the letter and intent of the Bylaws. No policy or procedure may contradict, circumvent, or dilute the intent of the Bylaws. The Board is charged with the legal interpretation of the Bylaws. The amended Bylaws were ratified by Shareholders on 12/10/98. The Bylaws may be changed or amended only by the Absolute Majority Shareholder Action (see definition ARTICLE V(3)(b)or by Board Action subject to prior written consent of the Company's founder.


                              ARTICLE II
              CORPORATION'S PURPOSE AND ROLE IN SOCIETY

The Corporation exists and operates for the benefit of its Shareholders. Because Baltia is an airline its purpose-in-life is defined as: To provide the public high quality air transportation on an efficient basis in order to (I) make profit for the Shareholders and (ii) to make the Corporation appreciate in value and stability over time. An airline is a business and it does not exist for the fun of flying airplanes, job guarantees, or correction of social inequities.

For reasons of decency and practicality, the Corporation has a stake in the well being of its employees and the society in which it operates. However. the Corporation and the profit it generates belong to the Shareholders. The Corporation contributes to the society's health through its good and enduring business practices.


                             ARTICLE ILL
                  FOUNDATION OF CORPORATE PHILOSOPHY

The Corporation's Philosophy is based on: (i) Western Culture. (ii) Capable and Responsible Managers. and (iii) Quality Personnel in all Company Positions. The Corporate Philosophy is non-politicized and non-religious.

(i) Western Culture Baltia is a U.S. airline and adopts the best values from the Western Culture. The Corporation's philosophy on select principles which are common to all civilized and decent people irrespective of one's origin or religions (i) loyalty and reliability, (ii) individual respect and responsibility, (iii) rational common sense over generalizations and customs, (iv) basic decency and common good over serf-aristocrat society, (v) stewardship (caring for the fellow beings and responsible use of resources entrusted at one's disposal) over indifference, and (v) civilized attitude and attire. The Corporation details the requirements in its policy manuals.

(ii) Capable and Responsible Managers The Corporation's standard for management is best stated as follows:"A bank does not fail because tellers made mistakes. A bank fails because of poor management" In order to prevent the perpetuity of poor managers, any form of tenure which includes individual employment contracts is prohibited at Baltia. Starting with the Chairman & President, any manager or employee can be discharged on a moments notice without any further obligation.

(iii) High Quality Personnel at All Levels The Shareholders disagree with the old tradition that the lower a position is on the ladder of the corporation's organizational diagram the lower the quality requirements for the persons filling those positions. The primary factor in the Corporation's success and long-term endurance depends on the quality of its employees at all levels, but especially at the front line level. The Shareholders mandate that the Corporation hire and retain only the highest quality personnel that its money can buy. The levels of subordination in the Corporation's organizational diagram are for controlling the organization and separating responsibilities. The Shareholders adopt the motto of the United States "E Pluribus Unum" for the Company organization.


                              ARTICLE IV
                           CORPORATE STATUS

1. US FLAG CARRIER - NOTICE TO FOREIGN INVESTORS AND LENDERS

Baltia Air Lines, Inc. is an airline of the United States of America. Baltia shall maintain its U.S. nationality as defined in Title 49 of the United States Code, Section 40102(a)(l5) (the "Statute"), which specifies that the President and two thirds of the Board and other managing officers be U.S. citizens and that at least 75% of the outstanding voting stock be owned by U.S. citizens. The Statute is interpreted by the U.S. Department of Transportation
(DOT) to mean that the airline must actually be controlled by U.S.
citizens.

In order not to jeopardize Baltia's status as a U.S. flag carrier through inadvertent or unauthorized sale of securities (in private or public market), the Secretary is hereby authorized and directed to stop any stock transactions that would raise the percentage of foreign owned shares above 9% of the total outstanding voting stock.
 Unless directed otherwise by the Board in writing, no transaction may be authorized which would reach or exceed the 25% foreign ownership limit specified by the Statute. The Corporation's Stock Transfer Agent and Registrar (the "Transfer Agent") shall monitor and implement the Corporation's stock transfer limitations on foreign investment. Prospective foreign investors or lenders interested in acquiring shares, or any other financial instrument which might be construed as foreign influence, must first obtain a written clearance from the Secretary. Any inadvertent disqualifying transaction shall be null and void from the beginning. Any losses that may arise from an aborted or nullified transaction shall be borne by the investor or lender, not by the Corporation.

2. NEW YORK STATE CORPORATION

Baltia Air Lines. Inc. is a New York State Corporation.

3. DATE AND FORM OF INCORPORATION

Baltia Air Lines. Inc. was incorporated by Igor Dmitrowsky (the founder) on August 24. 1989 as a for-profit business corporation of perpetual duration under Section 402 of the Business Corporation Law of the State of New York. It is authorized to issue up to l00.000.O00 shares of Common Stock at $0.0001 par value, and up to 500,000 shares of Preferred Stock at $0.01 par value (as amended). The business purpose is to engage in air transportation and related services.

4. CERTIFICATE OF INCORPORATION

Excepting its authority to change the Corporation's principal office within the State of New York, the Board may not amend the Certificate of Incorporation. The Certificate of Incorporation and its amendments shall be in the custody of the Chairman.

5. ONE CLASS OF COMMON STOCK

The Corporation shall issue no more than one class of Common Stock, and this shall be the only class of stock entitled to vote, Preferred stock shall not be eligible to vote.

6 LOCATION OF CORPORATE OFFICES

The principal office of the Corporation (Company Headquarters) shall be in the State of New York. within such City and County as the Board shall determine. The Corporation may also have offices at such other places. within or outside the State of New York as the Board may determine.

7. FISCAL YEAR

The Fiscal year of the Corporation shall be the same as the Calendar Year. The Fiscal year shall begin at 0:0 1AM on January 1st and end at 12:00 PM on December 31st of each year.


                              ARTICLE V
                        SHAREHOLDER AUTHORITY

1. SHAREHOLDER ACTION IS SUPREME

Authority in the Corporation originates from its Shareholders and is expressed through the Bylaws and by Shareholder Action. Vote at a Shareholder Meeting or a Written Consent constitute Shareholder Action. Shareholder Action as qualified below shall override any Board Action or any Action taken by the Officers.

2. BUSINESS REQUIRING SHAREHOLDER ACTION

The following is business requiring at least Simple Majority Shareholder Action: (i) election of the Board and dismissal of Directors, (ii) issuance of additional outstanding common stock,
(iii) forward and reverse splits of outstanding stock, and (iv) issuance of preferred stock. Actions (ii) and (iv) may also be taken, without shareholder notice or action, by the Board of Directors subject to written consent by the Company's founder as set out in Article VI(11) All other shareholder transactions require an Absolute Majority of Shareholders.

3.  MAJORITY RULE

A majority can be either simple or absolute:

   a) Simple Majority Assuming a quorum. a Simple Majority exists where more than 50% of those present agree upon a proposed Action.

  b) Absolute Majority An Absolute Majority exists where more than 50% of the total outstanding shares agree upon a proposed Action.

4.  VOTE BY PLURALITY OF SHARES

Every Shareholder shall be entitled to one vote for every share of Common Stock registered in his name on the Record Date. Every Shareholder shall be entitled to vote his shares on every issue voted at a Meeting. The Bylaws hereby prohibit cumulative voting.

5. QUALIFICATION OF VOTERS

Only persons who are listed as holders of shares on the Record Date are qualified to vote in person or by Proxy.

The Transfer Agent shall provide to the Secretary the list of Shareholders as of 2:00 PM Eastern Standard Time on each of the following Record Dates:

  a) For the purpose of determining the Shareholders entitled to vote at an Annual Meeting, the Record Date shall be July 24th.

  b) For the purpose of determining the Shareholders entitled to vote at a Special Meeting the Record Date shall be set twenty days prior to the date of the Meeting.

  c) The Record Date for determining the Shareholders entitled to sign a Written Consent shall be the same as the date of the Written Consent

  d) If the Board declares a dividend, the Record Date for the purpose of determining Shareholders entitled to receive a dividend payment shall be the last date of a calendar quarter for which the dividend is declared.

6. REGULAR ANNUAL MEETINGS

The Corporation shall hold an Annual Shareholders Meeting on the 24th day of August (date of Incorporation), or if the 24th of August falls on a legal holiday or a weekend then the Annual Meeting shall be scheduled on the next business day. The primary purpose of the Annual Meeting is to elect a Board. Other items requiring Shareholder Action may be transacted if corresponding Resolutions are proposed by the Board. An Absolute Majority may transact any business. Because these are regular Meetings, no Quorum requirement is set for the Annual Meetings.

7.SPECIAL MEETINGS

A Special Meeting may be called when transactions requiring Shareholder Action must be handled prior to the next Annual Meeting. Special Shareholder Meetings can be called by the Chairman, by two or more Directors of the Board, or by an Absolute Majority with 20 days written notice. Except an Absolute Majority may call a Special Meeting without notice. A Quorum of 20% of the outstanding shares is required for the transaction of business. If a Quorum is not registered prior to 9:00 AM on the Meeting date, the Meeting shall be canceled. If a Quorum is once registered it is not broken by subsequent withdrawal of any Shareholders.

8. NOTICE OF MEETINGS

Except when a Special Meeting is called by the Absolute Majority, each Shareholder entitled to vote shall be given a written Notice of a Meeting. The Notice shall be titled either "Notice of the Annual Shareholder Meeting" or Notice of a Special Shareholder Meeting" and shall state the address, date and hour at which the registration and meeting will commence. If it is a Special meeting the Notice shall state the purpose for which the Meeting is called, including any proposed resolution and the persons calling the Meeting. (Annual Meetings need not state the purpose.) The Notice shall have a date of issue which shall be the same as the Record Date. Notice is given when deposited in the United States mail with first class postage pre-paid, and addressed to the Shareholder at his/her address as it appears on the Corporation's record of Shareholders. The Transfer Agent shall process the mailing of the Notices

9.  WAIVER OF NOTICE

Notice of a Meeting need not be given to any Shareholder who signs a Waiver of Notice, whether before or after the Meeting. The attendance of any Shareholder at a Meeting, in person or by proxy, shall also constitute a Waiver of Notice.

10. SHAREHOLDER PROXIES

Every Shareholder entitled to vote at a Shareholder Meeting may authorize another person to act for him/her by Proxy. In order to transfer voting authority to another person, the Shareholder must execute a Proxy document in the name of that person and the Proxy document must be submitted to the Secretary during registration for the Meeting. A Proxy authorization shall be for one specific Meeting only and shall not be made more than fifty days in advance of the Meeting. Until it is voted, the Proxy can be withdrawn at the pleasure of the Shareholder. However, no Proxy can be withdrawn after it has been voted.

11.  TIME AND PLACE OF MEETINGS

Registration shall commence at 8:00 AM, and Meetings shall open at 9:00 AM. Meetings shall be held at such place within the State of New York as the Board shall determine.

12. ADMITTANCE TO MEETINGS

Only the following persons shall be admitted to Shareholder
Meetings: (I) Shareholders (or their Proxies) entitled to vote, (ii) Secretary, (iii) Chairman, (iv) members of the Board, (v) General Counsel, (vi) Transfer Agent, and (vii) persons invited by the Board. No other persons shall be admitted to Shareholder Meetings. Except for the representative(s) of the Absolute Majority a person admitted to a Meeting who disturbs the orderly process shall be warned by the Secretary, and if the Member continues the disturbance, he or she shall be removed from the Meeting.

13. PROCEDURE FOR TRANSACTING BUSINESS AT MEETINGS

The Secretary shall preside over Shareholder Meetings. The Transfer Agent shall assist the Secretary in the determination of voter eligibility, the tallying of shareholders and shares present, and in the determination of a Quorum (Quorum is required for Special
Meetings only). No debate shall be conducted at Shareholder Meetings.

   a) Attendee Registration. Prior to registration, the Secretary shall have received from the Transfer Agent a list of Shareholders of Record and shall additionally list other persons authorized to attend a Meeting. At 8:00 AM the Secretary shall commence the registration at the entrance to the Meeting. During registration the Secretary shall use the list to: (i) identify each attendee. (ii) note the time of each registration, (iii) issue a numbered voting card to each Shareholder corresponding to his/her number on the list of Shareholders. Each attendee shall be given a copy of the Chairman's report and proposed resolutions. Before 9:00 AM the Secretary shall tally the number of shares represented, and adjust for late arrivals.

 b) Opening of the Meeting. The Secretary shall declare Shareholder Meetings open at 9:00 AM. (If a Quorum is not registered by 9:00 AM for a Special Meeting, the Secretary shall declare such a Meeting canceled.) Shareholders who arrive after 9:00 AM will be admitted. after registering, during the Chairman's Report, but there will be no admission during voting.

 c) Chairman's Report. Following the opening of the Meeting, the Chairman shall read his report (Annual or Special). Only the Chairman and his delegates may report to the Shareholders during the Meeting. In order for the Shareholders to have an overview of the subject matter, the Chairman shall have prepared his report prior to the Meeting in a comprehensive manner, written in clear straight-forward language, on no more than 5 pages single spaced in Times New Roman font size 11. The Chairman's presentation shall be limited to 30 minutes (which includes presentation by any other persons assisting the Chairman).

  d) Voting. Following the Chairman's report, the Secretary shall start the voting. Only the Resolutions enumerated on the List of Resolutions for Shareholder Action can be brought to vote, and shall be brought in listed order. Excepting the Board election, the voting for all other Resolutions shall be of the "yes" or "no" type. The Secretary shall tabulate the "yes", "no" and "abstain" votes on each such Resolution. If the Resolution is defeated, it may not be re-submitted for vote till the next Annual Meeting. Because Board election may involve competing proposals, each Shareholder shall be able to vote for the one and only proposal of his or her choice. The Secretary shall tabulate the votes for each of the Board nominations and abstentions. The Board nomination with the most votes wins. The Shareholders shall use their numbered voting cards to vote in response to the Secretary's question for a vote. After each Resolution is voted on, the Secretary shall cross-reference the votes with the number of shares registered to check for errors. Any mistakes shall be clarified before proceeding to the next Resolution or the Adjournment.

  e) Adjournment After the last Resolution is voted on, the Secretary shall adjourn the Meeting.

14. LIST OF RESOLUTIONS FOR SHAREHOLDER ACTION

Prior to a meeting the Secretary shall have prepared a List of Resolutions for Shareholder Action in accordance with items (I) through (IV) of ARTICLE V(2) Business Requiring Shareholder Action. No other Resolutions shall be listed, unless Action is undertaken by the Absolute Majority.

 a) Election of the Board is the main Shareholder Action at each Annual Meeting, and unless there is other Business Requiring Shareholder Action, Board election shall be the only Resolution listed. To elect the Board, Shareholders shall not vote for individual Directors, instead the voting shall be for a complete Board and, for so long as required by contract with the IPO underwriter, one additional Director designated by the Underwriter. There may be one or several competing proposals (nominations) of the Board, each of whom shall have been nominated by the holders of not less than 10% of the outstanding shares entitled to vote. If there are more than one Board nominations, they will all be part of Resolution (I), each identified as proposal a), b), c), d), etc. Each Board nomination shall consist of four Director candidates, one of whom shall be designated as Chairman & President and another as Secretary. The fifth Directorship position is reserved for the underwriter's designee and shall be abolished once the requirement by the underwriter has expired. Each Director candidate of a proposed Board must meet the criteria for Director Qualification, or the entire Board nomination is invalid. Board nominations must be submitted to the Secretary not less than 24 hours before the commencement of the Meeting. The Board shall be elected at each Annual Meeting for one year, until the next Annual Meeting. Individual Directors or the entire Board can be removed and replacement(s) elected at a Special Meeting or by Written Consent.

 b) Unlike the Board nominations which can only be made by the Shareholders, the other items of the Business Requiring Shareholder Action can only be proposed by the Board (except for Absolute Majority). At a Special Meeting, the Resolutions listed must be further limited to include only the issue(s) stated in the Notice, i.e. for which the Meeting was called.

15. QUALIFICATION OF DIRECTORS

No person can qualify as Director who is or has been: (i) a professional in the airline industry (pilot, mechanic, etc.), (ii) an executive or manager in the airline industry, (iii) a politician,
(iv) leader of another business excluding the Founder, current Directors and Executives, (v) a celebrity, (vi) a recognized person whose function is solely to enhance the roster, (vii) or a "financial genius". Each Director shall be at least 25 years of age, except that the two Directors who serve as the Chairman and the Secretary shall be at least 30 years of age. Excepting the Underwriter's designee, each Director must be a shareholder.

16. SHAREHOLDERS CONSOLIDATE EXECUTIVE AND OPERATING LEADERSHIP

Authority must not be dispersed among many. The Shareholders are afraid of a "two-star" system where a company chairman and president are two different persons revolving around one another because such a system is inherently unstable and inevitably is dominated by the stronger "star", which ever it may be. Also, the Shareholders are uncomfortable about the very idea that a person operating their business might not be directly authorized by them. The Corporation shall have one clear and effective leader designated by Shareholder Action during the Board election. The Shareholders charge the Chairman of the Board to serve as President under the title "Chairman & President", thus concentrating in one person the executive and operating leadership. The Chairman may not delegate the functions of President to another individual. Only exception:
When serving as Chairman, the founder may delegate the functions of President to another person provided such selection is approved by the Board.

17. WRITTEN CONSENT OF SHAREHOLDERS

Any Shareholder Action that can be taken by vote may be taken without a Meeting on Written Consent when signed by the Absolute
Majority. Such Shareholder Action can be taken at any time. No
Notice is required on Written Consent.

18. Correct Shareholder Addresses

The Transfer Agent shall be charged to maintain a current list of shareholder addresses and towards this goal will attempt to locate shareholders whose addresses are no longer valid. However, the burden and responsibility for providing correct mailing address and for updating any subsequent address changes shall be the responsibility of each Shareholder. Address changes must be directed to the Secretary or the Transfer Agent. The Corporation is not responsible for any lost Notices or dividend payments resulting from a Shareholder's failure to provide correct mailing address. If a correct address for a Shareholder is not available, dividend payments may be directed to the custody of the New York State.


                              ARTICLE VI
                   AUTHORITY DELEGATED TO THE BOARD

1. THE PURPOSE OF THE BOARD

Why do Shareholders delegate authority to "a board"? As the owners of the Corporation, the Shareholders have the ultimate say in how their business is run, but the Shareholders realize that as a group of individuals they cannot oversee or run a commercial enterprise efficiently by committee. In order to avoid the cumbersome and ineffective governing by parliamentary procedure and to assure that the Company has an effective governing body, the Shareholders elect a Board consisting of four or, so long as required by the Underwriter, five qualified Directors, one of whom is designated as Chairman & President and another as Secretary.

The Directors of the Board are Shareholder appointed trustees. Except for the business requiring direct Shareholder authorization. the Board is empowered to make such arrangements as are necessary to run the business for the benefit of the Shareholders in conformity with the Bylaws and Shareholder Actions.

2. SMALL BOARD.

The Corporation shall have a small Board consisting of four Directors and a fifth Director to be designated by the Underwriter. The fifth Directorship shall be abolished when the Underwriter's requirement has expired. A larger Board has a tendency to get caught-up in its own procedural constraints and games rather than efficient and rational solving the issue(s) at hand, and this condition is especially acute when decisions have to be made under pressure. There are three basic reasons for having a small Board:
(i) a group larger than four to five people requires some form of parliamentary procedure to transact business, thus, defeating the very purpose for which the Shareholders have elected the Board,(ii) the reliability and integrity of a Board is not enhanced by an increased number of Directors because dispersing authority among many reduces the burden of responsibility of each member, and (iii) eagles don't fly in flocks. Shareholders do not trust a committee process. They entrust their business to the hands of four or five qualified individuals.

3. BOARD IMPLEMENTS THE MAJORITY'S MANDATE

The Board may not implement its own agenda or that of another party. Except for the fiduciary duty to all of the Shareholders, the Directors shall implement the majority's mandate as expressed by Shareholder Action.

4. THE ROLE OF THE BOARD IN THE CORPORATION

The Board does not actually run the business on a day-to-day basis, It oversees that the Corporation follows the Bylaws and sets the direction and norms by which the business must be conducted. Except for those Directors who are appointed by the Board to serve in management, Directors shall not hold any management position in the Corporation. Formal Board Actions are reserved for significant Corporate decisions. Once the Corporate direction is established and the standards for conducting the business are set, the Directors' role shall be that of Shareholder watchdogs. To insure that the Board has an on-going first-hand exposure with the Company's business the way it is experienced by the customer. The Directors (as well as executive officers) are charged to participate in the Company's quality monitoring and enforcement programs.

5. THE CHAIRMAN'S FUNCTIONS

The Chairman is the Corporation's Chief Executive Officer (CEO). The Chairman or person(s) designated by the Chairman, if any, shall be the sole spokespersons for the Corporation. The Chairman shall preside over Board Meetings. The Chairman shall keep in safe custody Corporate Seal and affix the seal to such instruments as the Board may authorize. With respect to the Corporation's publicly traded securities the Chairman shall delegate to the Stock Transfer Agent the processing function of the Corporations certificates with imprinted facsimile seal. The Chairman is charged to keep key documents and corporate records in a proper and safe manner, but may delegate this function, in full or in part, to the Secretary.

6. THE SECRETARY'S FUNCTIONS

The Secretary is entrusted by Shareholders to perform certain Corporate duties. Except were directed otherwise by the Absolute Majority. The Secretary shall preside over Shareholder Meetings and give notice of such Meetings. The Secretary shall maintain Shareholder records and act as liaison with the Transfer Agent for this purpose. The Secretary shall attend all Board Meetings and record Board Action. The Secretary shall perform such other Corporate duties as may be required of the Corporate Secretary.

7. REGULAR ANNUAL MEETINGS

Following each Annual Shareholder Meeting, the newly elected Board shall hold a Meeting. At the Annual Board Meeting the Directors shall implement Shareholder Actions and review the resolutions of the previous Board.

8. SPECIAL MEETINGS

A Special Meeting of the Board may be called by the Chairman.
Special Board Meetings may be called to act on issues of significant importance requiring Board approval. Board Meetings should not be called for business that belong in the Executive Office.

9. TIME AND PLACE OF MEETINGS

The Board may hold its meetings at any time at the office of the Corporation or at such other place as the Chairman may designate. If unable to participate by personal presence, Directors may participate in a Meeting over the phone.

10. NO FORMAL NOTICE OF MEETINGS

When calling a Board Meeting, the Chairman shall notify Directors in person or over the phone. Board Meetings shall be held without formal advance notice. Four or five people should not have difficulty coming together to discuss business. If anyone expects a formal invitation, then they are the wrong people for this Corporation's Board.

11. BOARD ACTION

The vote of a majority of the Directors present at the time of vote, provided a quorum of three Directors is present, constitutes Board Action. The Chairman and Secretary must be present at the meeting for the Board Action to be taken. If there is a tie, the Chairman shall cast an extra vote. Any Board Action is subject to override by Shareholder Action.

Subject to prior written consent of the Company's founder, the Board of Directors is authorized (i) to issue securities (common stock, preferred stock, warrants/options/conversion), and (ii) to amend the Corporate Bylaws.

12 PROCEDURE FOR TRANSACTING BUSINESS AT MEETINGS

The Chairman shall preside over all Board Meetings. The Secretary shall note the Board Action in the minutes. In order to transact business efficiently, any form of parliamentary procedure is prohibited at Board Meetings. Instead, Directors shall speak with one another like normal people. After a report by the Chairman on the issue at hand, followed by informal discussion among the Directors, the issue shall be resolved by vote and the Chairman shall adjourn the Meeting.

Use of recording devices is prohibited at Board Meetings. Only the Directors, the General Counsel and representative(s) of the Absolute Majority may attend Board Meetings. Board discussions shall be kept confidential,

13. WRITTEN CONSENT

Any action that may be taken at a Board Meeting by vote may be taken on Written Consent. Board Action may be taken on Written Consent when signed by a majority of the Directors, provided the Chairman is one of the signatories.

14. INFORMAL CONSULTATION AMONG DIRECTORS

The Chairman may conduct informal consultation with Directors on any business of significance, not requiring an official Board Action in prder to obtain informal consent from the Directors.

15. NO COMMITTEES OF THE BOARD

Excepting the Audit Committee, the small Board of this Corporation shall form no Board Committees. Any issue which might otherwise have been brought to a committed must be serious enough to be considered by the Board.

16. DIRECTOR'S COMPENSATION

The Directors are Shareholder-appointed trustees to oversee the Shareholders' business. The Shareholders do not Expect the Directors to do their job for free or for some obscure other reason. The Shareholders have concluded that when the Company commences revenue operation, each Director shall be paid for his/her service an annual sum of $40,000 (payable in equal quarterly amounts) plus 1/10th of one percent of the amount declared in dividends to the Shareholders (payable simultaneously with dividend disbursement on Common Stock only.) Additionally, Chairman may authorize expenses for actual attendance at each Meeting.

17. CHAIRMAN'S COMPENSATION

In addition to receiving his quarterly compensation as Director, the Chairman shall receive annual compensation calculated as one percent of the amount remaining when the Company's outstanding debt is subtracted from the net operating profit, as of the end of the Fiscal Year.

I8. SECRETARY'S COMPENSATION

In addition to receiving his quarterly compensation as Director, the Corporate Secretary shall be paid for his service a sum of $40,000 (payable in equal quarterly amounts).

19. DIRECTOR RESIGNATION

A Director may resign at any tune for any reason by giving a written notice to the Chairman. The resignation shall take effect upon receipt of the notice by the Chairman and the acceptance of the resignation shall not be necessary to make it effective. If the Chairman is resigning, notice shall be given to the Secretary.

20. DIRECTOR REMOVAL

Any and all of the Directors may be removed on a moment's notice for any reason, or no reason, by an Absolute Majority.

21. FILLING DIRECTORSHIP VACANCIES

Except for the requirement to maintain a minimum of three Directors on the Board, there is no requirement to fill Directorship vacancies between Annual Shareholder Meetings unless otherwise requested by the Absolute Majority. A Director selected to fill a vacancy shall hold office for the unexpired term of his/her predecessor or until his/her prior removal.

22. INDEMNIFICATION

Except for willful negligence or intentional criminal conduct, the Corporation shall indemnify its Directors, Chairman & President,
Secretary, Officers and Counsel against personal liability, including shareholder and/or regulatory actions.

23. LIABILITY INSURANCE

Subject to the availability of funds to pay for the insurance premium, the Corporation shall carry D&O liability coverage for its Directors, Chairman & President, Secretary and Officers. Such coverage shall extend for three years following the end of their service. The D&O insurance does not cover willful negligence or intentional criminal conduct.

Walter Kaplinsky, Secretary, affirms that the bylaws were ratified as amended by Written Consent of the Absolute Majority of Shareholders on December 10, 1998.


____/s/ WALTER KAPLINSKY ________________________
Walter Kaplinsky, Secretary